FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. ANNOUNCES RECORD THIRD QUARTER RESULTS

New York, New York, November 10, 2008: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported record results for the third quarter ended September 30, 2008. All share and per share amounts have been adjusted to reflect the retroactive effect of the 3 for 2 stock split effected on May 30, 2008.

Third Quarter 2008 Compared to Third Quarter 2007:
•	Net sales rose 21% to $123.5 million from $102.3 million; at comparable foreign currency exchange rates, net sales were up 16% for the period;
•	European-based operations achieved sales of $108.8 million, a 23% increase compared to $88.1 million, in the same period last year;
•	Sales by U.S.-based operations rose 4% to $14.7 million from $14.2 million in the same period last year;
•	Gross margin was 55% compared to 59% with the decrease primarily attributable to the effect the decline of the U.S. dollar against the euro had on European-based product sales to U.S. customers;
•	S, G & A expense as a percentage of sales was 45% compared to 47%;
•	Operating margins were 9.1% of net sales as compared to 12.1%;
•	Net income increased 9% to $6.2 million, as compared to $5.7 million; and,
•	Diluted earnings per share increased 11% to $0.20, from $0.18 per diluted share.

Thus, net sales for the nine months ended September 30, 2008 increased 28% to $345.8 million from last year’s $270.2 million; in constant dollars, nine month net sales were up 22%. Net income increased 23% to $18.7 million or $0.60 per diluted share from $15.2 million or $0.49 per diluted share in the first nine months of 2007.

Jean Madar, Chairman of the Board and Chief Executive Officer of Inter Parfums, noted, “As we previously reported, the current third quarter included two major new product launches, Van Cleef & Arpels Feerie and Jeanne Lanvin. These two major new product launches were responsible for much of the top line growth. Additionally, Burberry fragrance sales have continued to increase with this year’s growth driven by the successful worldwide launch of the new women's line Burberry The Beat.  ST Dupont Passenger, a new scent for men and women, also launched during the quarter. We will elaborate further on our 2009 launch schedule when we provide our initial guidance for 2009 later this month. Burberry The Beat for men has recently previewed exclusively at Bloomingdale’s and is doing well. The global rollout is set to begin in early 2009. Also, as our Paris-based subsidiary announced in September, we have Lanvin L’Homme Sport unveiling next summer, with tennis sensation, Rafael Nadal, the Wimbledon, French Open and 2008 Olympic gold medal winner, as our model and spokesperson.”

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Inter Parfums, Inc. News Release	Page 2
November 10, 2008

He continued, “Net sales by U.S.-based operations rose 4% despite the high hurdle set in last year’s third quarter with the rollout of Gap personal care products to their North American stores. In the current third quarter, the year-over-year sales growth by U.S.-based operations was primarily attributable to the international distribution of both Gap and Banana Republic products. The final quarter of 2008 will include initial sales of Brooks Brothers New York, our first new fragrance collection for men and women, which is now in all U.S. Brooks Brothers locations. Also, the color cosmetics we developed and produced for bebe stores are now in their U.S. stores and we are making progress with a signature fragrance for the brand, which is expected to come to market next year.”

Russell Greenberg, Executive Vice President & CFO pointed out, “Through the first nine months of this year, our consolidated effective tax rate was 34%. For the first six months of 2008 we endured an effective tax rate of 39% as valuation allowances needed to be provided on deferred tax assets relating to operating loss carryforwards from our four European distribution subsidiaries. Effective in the third quarter of 2008, Nickel S.A., a wholly-owned subsidiary of Inter Parfums, S.A., was merged into Inter Parfums, S.A. As a result of the merger, the Company recognized the utilization of certain foreign operating loss carryforwards for which valuation allowances had previously been recorded. As a result, the tax provision has been reduced by a benefit of approximately $0.7 million.”

Mr. Greenberg concluded, “Based on the results of the first nine months of the year and the delivery schedules set for the fourth quarter, we are reaffirming our 2008 guidance which calls for net sales of approximately $460 million and net income of approximately $26.8 million or $0.87 per diluted share. Our guidance assumes the dollar remains at current levels.”

Quarterly Dividend
The Company’s regular quarterly cash dividend of $0.033 per share will be payable on January 15, 2009 to shareholders of record on December 31, 2008.

Conference Call
Management will conduct a conference call to discuss financial results and business developments at 11:00 am ET on Tuesday, November 11, 2008. Interested parties may participate in the call by dialing 706-679-3037; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Paul Smith, S.T. Dupont, Christian Lacroix, Quiksilver/Roxy, and Van Cleef & Arpels. The Company also owns Lanvin Perfumes and Nickel, a men’s skin care company. It also produces personal care products for specialty retailers under exclusive agreements with Gap, Banana Republic, New York & Company, Brooks Brothers and bebe stores. In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. The Company’s products are sold in over 120 countries worldwide.

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November 10, 2008

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2007 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Linda Latman (212) 836-9609/llatman@equityny.com
rgreenberg@interparfumsinc.com		Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

Inter Parfums, Inc. News Release	Page 4
November 10, 2008
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net sales	$123,531	$102,320	$345,772	$270,205

Cost of sales	56,206	42,254	148,385	110,057

Gross margin	67,325	60,066	197,387	160,148

Selling, general and administrative	56,039	47,682	160,124	129,189

Income from operations	11,286	12,384	37,263	30,959

Other expenses (income):
Interest expense	1,418	945	2,865	2,160
(Gain) loss on foreign currency	77	(20)	262	104
Interest income	(446)	(184)	(1,611)	(1,773)
Gain on subsidiary’s issuance of stock	--	(113)	--	(639)

	1,049	628	1,516	(148)

Income before income taxes and minority interest	10,237	11,756	35,747	31,107

Income taxes	2,358	3,967	12,241	10,415

Income before minority interest	7,879	7,789	23,506	20,692

Minority interest in net income of consolidated subsidiary	1,691	2,129	4,838	5,490

Net income	$6,188	$5,660	$18,668	$15,202

Net income per share:
Basic	$0.20	$0.18	$0.61	$0.50
Diluted	$0.20	$0.18	$0.60	$0.49

Weighted average number of shares outstanding:
Basic	30,632	30,656	30,660	30,655
Diluted	30,886	31,018	30,869	31,012

Dividends declared per share	$0.033	$0.033	$0.099	$0.099

Inter Parfums, Inc. News Release	Page 5
November 10, 2008

CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

ASSETS
	September 30, 2008	December 31, 2007
	(unaudited)
Current assets:
Cash and cash equivalents	$31,981	$90,034
Short-term investments	--	--
Accounts receivable, net of allowance for doubtful accounts of $1,769 and $2,357 at September 30, 2008 and December 31, 2007, respectively	140,893	118,140
Inventories	134,287	106,022
Receivables, other	3,470	5,928
Other current assets	4,677	5,253
Income tax receivable	1,619	168
Deferred tax assets	4,182	4,300

Total current assets	321,109	329,845

Equipment and leasehold improvements, net	7,042	7,262

Trademarks, licenses and other intangible assets, net	109,275	101,577

Goodwill	6,529	6,715

Other assets	687	653

	$444,642	$446,052

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Loans payable - banks	$27,061	$7,217
Current portion of long-term debt	14,815	16,215
Accounts payable - trade	66,190	88,297
Accrued expenses	44,533	35,507
Income taxes payable	259	3,023
Dividends payable	1,011	1,026

Total current liabilities	153,869	151,285

Long-term debt, less current portion	31,312	43,518

Deferred tax liability	8,831	4,664

Minority interest	48,850	53,925

Shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 30,637,076 and 30,798,212 shares at September 30, 2008 and December 31, 2007, respectively	31	31
Additional paid-in capital	41,052	40,023
Retained earnings	163,867	147,995
Accumulated other comprehensive income	25,380	30,955
Treasury stock, at cost, 9,498,242 and 9,303,956 common shares at September 30, 2008 and December 31, 2007, respectively	(28,550)	(26,344)

	201,780	192,660

	$444,642	$446,052